EXHIBIT 21


                                  SUBSIDIARIES


                 SUBSIDIARY                     JURISDICTION OF ORGANIZATION
             ------------------                 ----------------------------
              DSI(HK) Limited                            Hong Kong
         Meritus Industries Limited                      Hong Kong
            RSP Products Limited                         Hong Kong
            Elite Dolls Limited                          Hong Kong